EXHIBIT 99.1

Press Release

SOURCE: Huayang International Holdings, Inc.

Huayang International Holdings, Inc. Signs Letter of Intent to Acquire Controlling Interest in Pharmaceutical Company

SHENYANG, China--(BUSINESS WIRE)--June 27, 2002--Huayang International Holdings, Inc. (OTCBB: HIHI - News) is pleased to announce the execution of a letter of intent to acquire a controlling interest in Jiahe Medicine Group, a pharmaceutical company based in China.

The acquisition is subject to a number of conditions, including execution of a definitive acquisition agreement, satisfactory completion of Jiahe's due diligence and regulatory clearances.

Founded in 1958, Jiahe Medicine Group is one of the oldest pharmaceutical companies in northern China, manufacturing various Chinese medicines, western medicines and dietary supplements. Jiahe holds manufacturing permits for 124 medicines, including four with National Certificate for New Medicines. Its products are sold nationwide in China and exported to Singapore and Hong Kong.

"The proposed transaction with Jiahe Medicine Group is the first step of our strategic plan to enter the technology sector," said Gao Wanjun, Chairman and CEO of Huayang International Holdings, Inc. "We are pleased to be able to acquire a controlling interest of Jiahe and look forward to leveraging Jiahe's market positions to gain access to the Chinese pharmaceutical markets. We will continue to implement our business plan and expand our operations in the technology sector in China."

ABOUT HUAYANG INTERNATIONAL HOLDINGS, INC.

Organized in Nevada, the United States, Huayang International Holdings, Inc. is a real estate development company operated in China. In addition to real estate development, the Company also seeks to invest in biotechnology, tele-medicine and other high growth sectors in China. The Company is committed to leverage its management, technology and market expertise to capitalize on the rapid growth of the Chinese market.

For more information about the company, please visit http://www.hihi.us

"SAFE HARBOR" CAUTIONARY STATEMENT

This press release contains "forward-looking statements" regarding future business opportunities and activities. Such forward-looking information involves important risks and uncertainties that could significantly affect future results. These risks and uncertainties include, but are not limited to, those relating to economic, political, legal and social conditions in the People's Republic of China, dependence upon key management personnel, competition, material factors relating to the operations of the business, and domestic and global general economic conditions.

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Contact:

     Huayang International Holdings, Inc.
     Mary Wang (86)(24) 2318-0688
     ir@hihi.us